Exhibit 10.2

HARRIS CORPORATION
ANNUAL INCENTIVE PLAN
(Effective as of July 4, 2015)

1. Purpose of the Plan. The purpose of the Harris Corporation Annual Incentive Plan is to promote the growth and performance of the Company and thereby advance the interest of shareholders by: (i) linking a portion of the total annual compensation for certain key employees to achievement of such corporate or other objectives as shall be approved for each Plan Year; and (ii) assisting in attracting, retaining and motivating certain key employees.

2. Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

“Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company, as determined by the Committee.

“Award” means a right to receive an annual cash incentive payment pursuant to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means, with respect to any Participant, either: (i) if such Participant is a party to an employment agreement with the Company or any Subsidiary or Affiliate (other than an executive change in control severance agreement) and such agreement defines “cause,” the definition contained therein; or (ii) if no such agreement exists, or if such agreement does not define “cause”: (A) a substantial and continuing failure or refusal by such Participant to perform the material duties of his or her position, or to perform specific directives from such Participant’s supervisor that are consistent with such Participant’s position (other than a failure resulting from such Participant’s disability); (B) any conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any Subsidiary or Affiliate; (C) deliberate, willful or gross negligence or misconduct with respect to the Company or any Subsidiary or Affiliate; (D) any act of fraud, dishonesty, embezzlement, theft or unethical business conduct by such Participant in connection with his or her duties or such Participant’s admission or conviction of, or plea of nolo contendere with respect to, a felony or any crime involving moral turpitude, fraud, dishonesty, embezzlement, theft or misrepresentation; or (E) willful violation by such Participant of a material policy that is generally applicable to all or similarly situated employees of the Company, a Subsidiary or an Affiliate, including the Company’s Code of Conduct. Determination of whether Cause exists shall be made by the Committee or by the Company’s management in its sole discretion.

“Change in Control” shall have the meaning set forth in Section 13(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee of the Board designated by the Board to administer the Plan which shall be comprised solely of three or more Independent Directors, and which initially shall be the Management Development and Compensation Committee of the Board.

“Company” means Harris Corporation, a Delaware corporation.

“Director” means a member of the Board.

“Employee” means any salaried employee of the Company, any Subsidiary or any Affiliate, including any officers or Executive Officers, who is treated as an employee in the personnel records of the Company or its Subsidiaries or Affiliates for the relevant period, but shall exclude individuals who are classified by the Company, any Subsidiary or any Affiliate as (i) leased or otherwise employed by a third party; (ii) independent contractors; or (iii) intermittent or temporary, in each case even if any such classification is changed retroactively as a result of an audit, litigation, or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means a Participant the Board has designated as an executive officer of the Company for purposes of reporting under Section 16 of the Exchange Act.

“Independent Director” means a Director who is not an Employee and who is intended to qualify as (i) a “non-employee director” under Rule 16b-3(b)(3) under the Exchange Act, (ii) an “outside director” under Section 162(m) of the Code, and (iii) an “independent director” under the rules and listing standards adopted by the New York Stock Exchange or any other exchange upon which the Company’s common stock is listed for trading.

“Participant” means any Employee designated by the Board, the Committee or the Chief Executive Officer of the Company (pursuant to a delegation under Section 3(c)) to participate in the Plan for a Plan Year or a portion of a Plan Year.

“Payment Requirements” shall have the meaning set forth in Section 7(b).

“Performance Objectives” means the performance objectives established pursuant to the Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, Affiliate, segment, division, business unit, department, geography or function with the Company in which the Participant is employed or any combination of the foregoing. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. The Committee may grant Awards subject to Performance Objectives that are Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be based on one or more, or a combination, of the following criteria: return on equity; diluted earnings per share; earnings per share growth; total earnings; earnings growth; return on capital; return on invested capital; return on assets; return on sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; revenue; revenue growth; expenses; gross margin; return on investment; increase in the fair market value of shares; share price (including, but not limited to, growth measures and total shareholder return); operating profit; net earnings; profit margin; new product introduction; business efficiency measures; sustainability, including energy or materials utilization; cash flow (including, but not limited to, operating cash flow and free cash flow); inventory turns; financial return ratios; market share; earnings measures/ratios; economic value added; working capital metrics or other balance sheet measurements (such as receivable turnover); internal rate of return; customer satisfaction surveys; synergies and run-rate synergies; operating ratios; borrowing levels, leverage ratios or credit ratings; acquisitions or divestitures; recapitalizations; overhead or expense containment or reduction; or productivity. Performance Objectives may be applied on a pre- or post-tax basis. Performance Objectives applicable to Awards that are not Qualified Performance-Based Awards shall not be limited to the categories listed above, and with respect to such Awards the Committee may designate any other types or categories of Performance Objectives as it shall determine, including categories involving individual performance and subjective targets.

“Plan” means this Harris Corporation Annual Incentive Plan, as amended from time to time.

“Plan Year” means a fiscal year of the Company.

“Qualified Performance-Based Award” means any Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

“Subsidiary” means any entity of which the Company owns or controls, either directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors or of comparable equity participation and voting power.

“Third Party” shall have the meaning set forth in Section 13(c).

3. Administration of Plan.

(a) Powers of Committee; Discretion. The Plan shall be administered by the Committee. With respect to participation in the Plan by the Chief Executive Officer or any other Executive Officer that is also a Director, the Plan shall be administered by the Committee with the other Independent Directors of the Board. Subject to the terms of the Plan, the Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. The Committee shall have the authority in its discretion to determine: (i) which Employees shall receive Awards; (ii) the amount of the Awards; (iii) the objectives and the other terms and conditions of such Awards, including the Performance Objectives, targets and weightings applicable to an Award; and (iv) whether the Performance Objectives have been achieved. Determinations by the Committee under the Plan, including, without limitation, determinations of the Participants, the amount and timing of Awards and the terms and provisions of Awards, need not be uniform and may be made selectively among Participants and Employees who receive or are eligible to receive Awards. The Committee shall have the full power, discretion and authority, consistent with the terms of the Plan, to interpret the Plan, to establish, amend, suspend and rescind any rules and regulations relating to the Plan and to make all other determinations that it deems necessary or advisable for the administration of the Plan. The Committee may impose conditions with respect to an Award, such as limiting solicitation of employees or former employees or limiting competitive employment or other activities. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. All such interpretations, rules, regulations and determinations shall be final, conclusive and binding on all persons (including the Company and Participants) and for all purposes.

(b) Board Authority. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, subject to Section 162(m) of the Code.

(c) Delegation. Except to the extent prohibited by applicable law or the listing requirements of the New York Stock Exchange or any other exchange upon which the Company’s securities are listed for trading, the Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to such limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards to any Executive Officer or any person subject to Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be subject to Section 162(m) of the Code at any time during the applicable Plan Year or during any period in which an Award may be paid following a Plan Year. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all references in the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

(d) Limitation on Liability. No member of the Board or Committee, nor any officer or employee delegated authority by the Committee, shall be liable for any action or determination made in good faith by the Board, the Committee or such officer or employee with respect to the Plan or any Award.

4. Eligibility; Designation of Participants. All Employees are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee shall determine, in its sole discretion, the extent to which a Participant shall be considered employed during any periods during which such Participant is on a leave of absence. In selecting Employees to be Participants and in determining the amount of an Award to be granted under the Plan and the terms and conditions of the Award, the Committee shall consider any and all factors that it deems relevant or appropriate. Awards need not be uniform and may be made selectively among Participants and Employees who receive or are eligible to receive Awards. Employees receiving Awards intended to be Qualified Performance-Based Awards shall be designated as Participants by the Committee not later than 90 calendar days after the beginning of the Plan Year, and in a manner consistent with Section 162(m) of the Code.

5. Annual Incentive Awards.

(a) In General. Each Participant in the Plan shall be eligible to receive such Award, if any, for each Plan Year as may be payable pursuant to the Performance Objectives and criteria applicable for such Participant. The Committee shall, on an annual basis, establish a “target annual incentive award” for a Participant for a Plan Year, and the maximum payout shall not exceed 200% of such target annual incentive award.

(b) Performance Objectives. Participants shall have the payout of their annual incentive awards, if any, determined on the basis of the degree of achievement of Performance Objectives which shall be established by the Committee in writing and which Performance Objectives shall be stated in terms of the attainment of specified levels of or percentage changes (as compared to a prior measurement period) in any one or more of the Performance Objectives. The Committee shall, for each Plan Year, establish the Performance Objectives to apply to each Participant and a formula or matrix prescribing the extent to which such Participant’s annual incentive award shall be earned based upon the degree of achievement of such Performance Objective or Performance Objectives. With respect to an Award intended to be a Qualified Performance-Based Award, the Committee shall determine the target annual incentive award, Performance Objectives and any related formula or matrix for each Participant not later than 90 calendar days after the beginning of the Plan Year.

(c) Transfer of Employment. A Participant’s target annual incentive award or Performance Objectives may be changed by the Committee during the Plan Year to reflect a change in responsibilities provided that in the case of an Award intended to be a Qualified Performance-Based Award any such change shall be made in a manner consistent with Section 162(m) of the Code.

(d) Committee Adjustment. Except as provided in Section 6 and Section 14, the Committee may, in its sole discretion, award or increase the amount of an annual incentive award payable to a Participant even though not earned in accordance with the Performance Objectives established pursuant to this Section 5. The Committee reserves the discretion to reduce the amount of any payment with respect to any Award that would otherwise be made to any Participant pursuant to the Performance Objectives established in accordance with Section 5, and may exercise such discretion based on the extent to which any other performance goals are achieved, regardless of whether such performance goals are set forth in the Plan or are assessed on an objective or subjective basis.

6. Participation by Executive Officers.

(a) Qualified Performance-Based Awards. Notwithstanding any other provisions of the Plan to the contrary, the following provisions shall be applicable to participation in the Plan by Executive Officers who are subject to Section 162(m) of the Code or who, in the Committee’s judgment, are likely to be subject to Section 162(m) of the Code at any time during the applicable Plan Year or during any period in which an Award may be paid following a Plan Year:

(i) Each such Participant’s annual incentive award payable under the Plan for a Plan Year shall be subject to the achievement of one or more of the Performance Objectives as established by the Committee pursuant to Section 5 above and the Committee shall not have the discretion provided in Section 5(d) to increase the amount of the award payable under the Plan but it shall in all cases have the ability to reduce the amount of any such award that would otherwise be payable (including a reduction in such amount to zero).

(ii) With respect to each such Participant, no annual incentive award intended to be a Qualified Performance-Based Award shall be payable under the Plan (including for the avoidance of doubt, any portion of the annual incentive award that may become payable under Section 7(b) in the case of the Participant’s termination by reason of death, disability, normal retirement or involuntary retirement without Cause) except upon written certification by the Committee that the Performance Objectives have been achieved to a particular extent and that any other material terms and conditions precedent to payment of an annual incentive award pursuant to the Plan have been satisfied.

(b) Maximum Award. Notwithstanding any provisions of the Plan to the contrary, the maximum annual incentive award payable to any Participant who is an Executive Officer for any Plan Year shall be $6,000,000; provided, however, that if such a Participant is not a Participant for the entire Plan Year, the maximum amount payable shall be pro-rated based on the number of days the individual was a Participant for the Plan Year; provided, further, that the limits set forth in this Section 6(b) shall be multiplied by two for Awards granted to a Participant for the Plan Year in which such Participant’s employment with the Company commences.

7. Payment of Annual Incentive Award.

(a) Payments. Payment of any amount to be paid to a Participant based upon the degree of achievement of the applicable Performance Objectives shall be made in a lump sum cash payment at such time as the Committee may in its discretion determine. Notwithstanding the foregoing but subject to Section 16, in no event will the payment of such amount be made earlier than the day immediately following the end of the Plan Year or later than the 15th day of the third month following the end of the Plan Year.

(b) Termination of Employment. Except to the extent otherwise provided by the Committee or as provided in Section 13, if a Participant’s employment with the Company, any Subsidiary or any Affiliate is terminated prior to the last day of a Plan Year, then, except in the case of termination by reason of death, disability, normal retirement or involuntary termination without Cause, the Participant shall forfeit the Award and shall not be entitled to a payment of the annual incentive award. If a Participant’s employment is terminated prior to the last day of the Plan Year due to death, disability, normal retirement or involuntary termination without Cause, (i) if the Participant has been employed by the Company, any Subsidiary or any Affiliate a minimum of 180 days during the Plan Year and any other requirements for a pro-rated payment of the annual incentive award, as set forth in the applicable terms and conditions for such award (collectively, the “Payment Requirements”), have been satisfied, the Participant shall be entitled to a pro-rated payment of the annual incentive award that would have been payable if the Participant had been a Participant on the last day of the Plan Year and (ii) if the Payment Requirements have not been satisfied, except to the extent otherwise provided by the Committee or as provided in Section 13, the Participant shall forfeit the Award and shall not be entitled to a payment of the annual incentive award. If a Participant is entitled to a payment of the annual incentive award pursuant to the immediately preceding sentence, such amount shall be prorated based on the number of days the individual was a Participant in the Plan for such Plan Year and shall be paid at the same time and in the same manner as such payment would have been made if the Participant had been a Participant on the last day of the Plan Year, subject to written certification by the Committee that the Performance Objectives have been achieved to a particular extent in the case of an Award intended to be a Qualified Performance-Based Award,. For purposes of the Plan, (i) a leave of absence, approved by the Committee, shall not be deemed to be a termination of employment and (ii) an involuntary termination with Cause shall include, without limitation, an involuntary termination for performance reasons.

8. Unfunded Plan. A Participant’s interest in any Awards hereunder shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested. Neither the Company, the Board, the Committee, nor any officer or employee of the Company shall be responsible for the adequacy of the general assets of the Company to discharge the payment of its obligations hereunder nor shall the Company be required to reserve or set aside funds therefor.

9. Non-Alienation of Benefits; Beneficiary Designation. All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company’s consent. Subject to the foregoing, the Company may establish such procedures as it deems necessary for a Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Participant’s death. In the event no beneficiary has been properly designated, the payment shall be made to the Participant’s estate or by the laws of descent and distribution.

10. Withholding for Taxes; Offset. Notwithstanding any other provisions of the Plan, the Company shall have the authority to withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any Federal, state, local or foreign tax or withholding requirements. The Company may, to the extent permitted by applicable law (including Code Section 409A), offset against any payments to be made to a Participant under the Plan any amounts owing to the Company, its Subsidiaries or Affiliates from the Participant for any reason.

11. No Right to Continued Employment or to Participate. Nothing in the Plan or in the grant of any Award shall interfere with or limit in any way the right of the Company or any of its Subsidiaries or Affiliates to terminate a Participant’s employment at any time, nor confer upon any Participant any right to continued employment with the Company or any of its Subsidiaries or Affiliates. Neither the adoption of the Plan nor any action by the Company, the Board, the Committee or any director or officer of the Company shall be deemed to give any Employee any right to be designated as a Participant under the Plan.

12. Non-Exclusivity of Plan. The Plan is not intended to and shall not preclude the Board or any committee of the Board from adopting, continuing, amending or terminating such additional compensation arrangements as it deems desirable for Employees.

13. Change in Control.

(a) Amount of Award. Notwithstanding anything to the contrary provided elsewhere herein, in the event of a Change in Control of the Company, then an Award for the Plan Year during which the Change in Control is effective shall equal an amount not less than the target annual incentive award as originally approved for the Plan Year or at such greater level of performance as the Committee may authorize, notwithstanding actual results or any changes or modifications occurring after any such Change in Control.

(b) Timing of Payment. Notwithstanding anything to the contrary provided elsewhere herein, in the event of a Change in Control of the Company that qualifies as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), the Company shall pay any Awards for the Plan Year during which the Change in Control is effective in a lump sum as promptly as practicable following such effective date, but in no event later than the earlier of (i) the 90th day following the effective date of the Change in Control and (ii) the 15th day of the third month following the end of the Plan Year during which the Change in Control is effective. In the event of a Change in Control of the Company that does not qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), the Company shall pay any Awards for the Plan Year during which the Change in Control is effective in a lump sum at the time set forth in Section 7(a).

(c) Termination of Employment. A Participant who remains employed by the Company, any Subsidiary or Affiliate as of the time the Change in Control is effective shall be entitled to receive the payments provided for in this Section 13, notwithstanding any subsequent termination of employment for any reason. In addition, if a Participant’s employment is terminated prior to a Change in Control and the Participant reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”), and the Change in Control involving such Third Party actually occurs, then for purposes of this Section 13, the Participant’s employment shall be deemed to have been terminated after the Change in Control is effective and the Participant shall be entitled to receive the payments provided for in this Section 13.

(d) Definition. For purposes hereof, a “Change in Control” shall be deemed to have occurred if:

(i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (a) by the Company or any Subsidiary, (b) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary, (c) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (d) pursuant to a Non-Control Transaction (as defined in paragraph (iii));

(ii) individuals who, on July 4, 2015, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to July 4, 2015, whose appointment, election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall also be deemed to be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii) there is consummated a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (a) more than 60% of the total voting power of the company resulting from such Business Combination (including, without limitation, any company which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such company is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (b) no person (other than any publicly traded holding company resulting from such Business Combination, or any employee benefit plan sponsored or maintained by the Company (or the company resulting from such Business Combination)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the company resulting from such Business Combination, and (c) at least a majority of the members of the board of directors of the company resulting from such Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the foregoing conditions specified in (a), (b) and (c) shall be deemed to be a “Non-Control Transaction”);

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) the Company consummates a direct or indirect sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

14. Adjustment of Awards. The Committee shall be authorized to make adjustments in the method of calculating achievement of Performance Objectives in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles; provided, however, that in the case of a Qualified Performance-Based Award, any such adjustments shall be made in a manner consistent with Section 162(m) of the Code. The Committee may not make any such adjustment to any Qualified Performance-Based Award if such adjustment would cause compensation pursuant to such award to cease to be “qualified performance-based compensation” under Section 162(m) of the Code. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, but subject to the requirements of Section 409A of the Code, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

15. Impact of Restatement of Financial Statements upon Previous Awards. If any of the Company’s financial statements are restated as a result of errors, omissions, or fraud, the Committee may direct that the Company recover all or a portion of any such Award or payment made to any, all or any class of Participants with respect to any Plan Year the financial results of which are negatively affected by such restatement. The amount to be recovered from any Participant shall be the amount by which the affected Award or payment exceeded the amount that would have been payable to such Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Committee shall determine. The Committee may determine to recover different amounts from different Participants or different classes of Participants on such basis as it shall deem appropriate. In no event shall the amount to be recovered by the Company from a Participant be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, a Subsidiary or any of its Affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise (subject, in each of subclause (ii), (iii) and (iv), to applicable law, including without limitation Section 409A of the Code, and the terms and conditions of the applicable plan, program or arrangement). This Section 15 shall be a non-exclusive remedy and nothing contained in this Section 15 shall preclude the Company from pursuing any other applicable remedies available to it, whether in addition to, or in lieu of, application of this Section 15. In addition, Awards under the Plan are also subject to recoupment pursuant to policies adopted by the Company, as such policies are in effect from time to time.

16. Deferral.

(a) Section 162(m) Related Deferral. Notwithstanding anything contained herein to the contrary, if permitted under Section 409A of the Code, in the event that all or a portion of an annual incentive award shall be ineligible for treatment as “qualified performance-based compensation” under Section 162(m) of the Code, the Committee, in its sole discretion, shall have the right, with respect to any Executive Officer who is a “covered employee” under Section 162(m) of the Code, to defer such Executive Officer’s receipt of payment of his or her annual incentive award until the Executive Officer is no longer a “covered employee” or until such time as shall be determined by the Committee in accordance with Section 409A of the Code, provided that the Committee may effect such a deferral only in a situation where the Committee reasonably anticipates that the Company would be prohibited a deduction under Section 162(m) of the Code and such deferral shall be limited to the portion of the award that reasonably is anticipated not to be deductible.

(b) Other Deferral. The Committee may, in its discretion, permit a Participant to defer the receipt of payment of cash that would otherwise be due to the Participant. If any such deferral is to be permitted by the Committee, the Committee shall establish written rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

17. Amendment or Termination. Until such time as a Change in Control shall have occurred, the Board or the Committee may, in its sole discretion, amend, suspend or terminate the Plan from time to time, subject to any requirement for shareholder approval imposed by applicable law or regulation, including Section 162(m) of the Code, and the listing requirements of the New York Stock Exchange or any other exchange upon which the Company’s securities are listed. Except as provided in Section 5(d) and Section 14, no such amendment, suspension or termination shall alter a Participant’s right to receive a distribution as previously earned, as to which the Plan shall remain in effect following its termination until all such amounts have been paid, except as the Company may otherwise determine.

18. Application of Code Section 409A. All payments made under the Plan are intended to be exempt from (or comply with) the requirements of Section 409A of the Code to the maximum extent permitted. To the extent applicable, the Plan is intended to be administered and interpreted in a manner that is consistent with the requirements of Section 409A of the Code. Notwithstanding the foregoing, no particular tax result with respect to any income recognized by a Participant in connection with the Plan is guaranteed and each Participant shall be responsible for any taxes imposed on such Participant in connection with the Plan.

19. Tax Advice. The provisions of the Plan are not intended, and should not be construed, to be legal, business or tax advice.

20. Governing Law and Interpretation. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. Unless otherwise indicated, all “Section” references are to sections of the Plan. References to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such law, rule or regulation.

21. Severability. Notwithstanding any other provision or Section of the Plan, if any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board or the Committee, such provision shall be construed or deemed amended to conform to the applicable laws (but only to such extent necessary to comply with such laws), or if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

22. Effective Date. Subject to its approval by the Company’s shareholders, the Plan shall become effective as of July 4, 2015 for the Company’s 2016 fiscal year, shall replace the Harris Corporation Annual Incentive Plan (Effective as of July 3, 2010) as amended, and shall remain effective until terminated by the Board or the Committee pursuant to Section 17, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code.

Approved and adopted by the Board of Directors this 28th day of August, 2015.

Attested:

/s/ SCOTT T. MIKUEN
Secretary